Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

THIS TRANSITION AND SEPARATION AGREEMENT (the “Agreement”) is entered into as of January 17, 2018 (the “Effective Date”), by and among Hyatt Hotels Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), and Stephen Haggerty (the “Executive”).

RECITALS

WHEREAS, the Executive is currently serving as the Executive Vice President, Global Head of Real Estate and Capital Strategy of the Company pursuant to that certain Offer Letter, dated May 3, 2007, as amended by that certain Letter Agreement, dated December 28, 2012 (the “Offer Letter”);

WHEREAS, the Executive and the Company have mutually agreed that the Executive will separate from employment with the Company as provided in Section 1 below;

WHEREAS, the Company desires to provide for an orderly transition of the Executive’s duties and responsibilities and the Executive desires to assist the Company in realizing an orderly transition; and

WHEREAS, in furtherance of the foregoing, the Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to the Executive’s employment with the Company and the conclusion thereof (other than as specifically provided in this Agreement).

NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the parties agree as follows:

1. Transition Services; Termination of Employment and Offer Letter.

(a) Transition Services. Commencing on the Effective Date and continuing through the Separation Date (as defined below) (the “Transition Period”), except as otherwise provided herein and subject to Section 3 below, the Executive shall remain employed on a full-time basis in the role of Special Advisor to the Chief Executive Officer (the “CEO”) and shall in such role provide primary leadership and oversight to the execution of real estate projects currently underway or contemplated by the Company, including without limitation, those projects listed on Exhibit A hereto. In addition, during the Transition Period, the Executive shall work to transition his duties and responsibilities to such individual(s) as the CEO may determine, and shall perform such other duties and responsibilities as may reasonably be requested by the CEO, consistent with Executive’s position.

(b) Compensation; Benefits. During the Transition Period, the Executive shall continue to: (i) be paid regular installments of his current annual base salary of $717,000 (the “Base Salary”), (ii) be eligible to vest in any outstanding equity incentive awards (“Equity Awards”) issued to the Executive during his employment with the Company (it being understood that no additional Equity Awards will be issued to the Executive after the Effective Date and all then-unvested Equity Awards shall terminate and be forfeited on the Separation Date), (iii) be eligible to participate in Company employee benefit plans available generally to Company officers on the terms and conditions of the applicable plans, and (iv) remain eligible to earn and be paid a 2018 annual cash incentive targeted at one hundred percent (100%) of the Base Salary earned by the Executive during 2018 through the Separation Date (the “2018 Incentive”). The 2018 Incentive shall be (A) based solely on the Executive’s execution with respect to the projects listed on Exhibit A hereto, as determined in the sole discretion of the Company, (B) subject to and conditioned upon the Executive’s continued employment with the Company in accordance herewith through July 31, 2018 and the Executive’s execution and non-revocation of the Releases (as provided below), and (C) payable (if and to the extent earned) no later than September 30, 2018. For clarity, during the Transition Period, the Company may only terminate the Executive’s employment for Cause (as defined in the Hyatt Hotels Corporation Executive Officer Severance and Change in Control Plan (the “Severance Plan”)) and the Executive shall not resign (it being understood that the Executive’s employment will terminate automatically upon his death or disability). Notwithstanding the foregoing or anything herein to the contrary, the CEO may at any time or from time to time prior to the Separation Date determine and provide that: (x) the Executive shall provide some or all of the foregoing services remotely, (y) the Executive’s access to Company premises, email and other technology systems may be restricted and/or terminated, and/or (z) the Executive’s title, role, duties, authorities and/or responsibilities may be reduced in nature or scope.

(c) Separation Date. The Executive shall terminate employment with the Company and cease to act as Special Advisor to the CEO as of the first to occur of: (i) July 31, 2018; or (ii) any earlier date on which the Executive’s employment is terminated by the Company for Cause or due to the Executive’s death or disability (the first to occur of such dates, the “Separation Date”). The Company and the Executive acknowledge and agree that the termination of the Executive’s employment on the Separation Date shall constitute his “separation from service” within the meaning of Section 409A (as defined below) and that this Agreement shall be interpreted in a manner consistent with such intent.

(d) Termination of Offer Letter. The parties hereto acknowledge and agree that, effective as of the Effective Date, the Offer Letter is hereby terminated and shall be of no further force or effect, and neither the Company nor the Executive shall have any further rights, interests or obligations thereunder.

2. Accrued Obligations; Severance; Transition Payments.

(a) Accrued Obligations. On the Separation Date, the Company shall pay to the Executive: (i) all accrued salary and all unused paid time off accrued but unused through the Effective Date and (ii) any unreimbursed business expenses incurred by the Executive prior to the Separation Date that are substantiated and reimbursable in accordance with applicable Company policy.

(b) Severance. In consideration of, and subject to and conditioned upon: (i) the Executive’s continued employment with the Company hereunder through July 31, 2018 and cooperation in transitioning his duties and responsibilities (as described above), (ii) the Executive’s compliance, through the Separation Date with the Company’s Code of Business

Conduct and Ethics and other applicable policies relating to conduct, as in effect from time to time, (iii) the Executive’s continued compliance with Section 12 below, and (iv) the Executive’s timely execution and non-revocation of the Releases in accordance with Section 3 below, the Company shall provide the Executive with the following compensation and benefits (collectively, the “Severance”):

A. Salary Severance. The Company shall continue to pay the Executive installments of his pre-termination Base Salary at the annualized rate of $717,000 for the period commencing on the Separation Date and continuing through July 31, 2019 (the “Salary Severance”), payable in substantially equal installments on the Company’s regularly scheduled payroll dates during such period, except that no such installments shall be paid prior to the first payroll date occurring on or after the date on which the Initial Release becomes irrevocable by its terms (the “First Payroll Date”) and any such amounts otherwise payable prior to the First Payroll Date shall instead be paid in a lump-sum (without interest) on the First Payroll Date;

B. Incentive Compensation Severance. The Company shall pay to the Executive an amount equal to his three (3)-year average annual cash incentive award based on annual cash incentives earned by the Executive in respect of calendar years 2015, 2016 and 2017 (the “Incentive Award Severance”), payable in substantially equal installments on the Company’s regularly scheduled payroll dates during the period commencing on the Separation Date and ending July 31, 2019 (and subject to reduction as provided below), except that no such installments shall be paid prior to the First Payroll Date and any such amounts otherwise payable prior to the First Payroll Date shall instead be paid in a lump-sum (without interest) on the First Payroll Date;

C. Healthcare Assistance Payment. The Company shall pay to the Executive a lump-sum payment in the amount of $20,077 intended to facilitate the Executive’s purchase of healthcare coverage for the Executive and his dependents, payable on the First Payroll Date; and

D. Legal Fees. The Company shall reimburse the Executive up to a maximum of $10,000 for legal fees actually incurred in connection with the preparation and review of this Agreement. Such reimbursement shall be made in accordance with the Company’s normal business reimbursement policies upon presentation of proper documentation, but not later than sixty (60) days after the First Payroll Date (subject to proper substantiation of such fees at least thirty (30) days prior to such deadline);

provided, that if the Company terminates the Executive’s employment for Cause on or prior to July 31, 2018 or the Executive violates or breaches Sections 8 and/or 12 of this Agreement (including any covenants cross-referenced therein), the Company shall not be obligated to make (in the case of a termination for Cause) or continue to make any of the foregoing Severance payments or reimbursements or pay the 2018 Incentive and, to the extent that any such Severance payments or reimbursements or the 2018 Incentive were made after the date of any such violation or breach (or the commencement thereof, as applicable), the Executive shall repay any such Severance amounts, reimbursements and 2018 Incentive (as applicable) paid by the Company on or after such violation or breach (or commencement thereof) within five business days of written demand therefor by the Company. For clarity, (i) in the event of any proposed termination of the Executive’s employment by the Company for Cause due to Executive’s neglect of duties, the Company shall provide written notice to the Executive describing in reasonable detail such neglect of duties and a period of no less than seven (7) days for the Executive to cure such neglect to the reasonable satisfaction of the Company, and (ii) the Severance and reimbursement rights contemplated hereunder shall constitute the Executive’s sole and exclusive severance rights and shall supersede and replace any and all other rights or entitlements that may otherwise have existed in favor of the Executive, including without limitation, under the terms of the Severance Plan, the Offer Letter or otherwise.

3. Execution of Agreement; Release of Claims. The Executive’s continued employment and compensation therefor contemplated by Section 1(a) above shall be contingent upon the Executive executing, delivering to the Company and not revoking both this Agreement and a release of claims in the form attached to this Agreement as Exhibit B (the “Initial Release”), in the case of the Initial Release, by 5:00 p.m. (CDT) no later than twenty-one (21) days after the Effective Date. The Severance payments and reimbursements and, if earned, the 2018 Incentive, in each case, to be paid to the Executive pursuant to this Agreement following the Separation Date are contingent upon the Executive executing, delivering to the Company and not revoking a release of claims in substantially the same form as the Initial Release, by 5:00 p.m. (CDT) no later than twenty-one (21) days after the Separation Date, with such release becoming effective upon the expiration of the revocation period (which is seven (7) days after the release is executed and returned to the Company) (the “Second Release” and together with the Initial Release, the “Releases”).

4. No Additional Entitlements. The Executive acknowledges and agrees that, except as expressly provided herein, he will have no further rights or entitlements in connection with his employment relationship and/or its termination. Without limiting the foregoing, the Executive hereby waives any and all “put” rights applicable to shares of Company common stock held by the Executive, including but not limited to the “put” right set forth in that certain 2007 Stock Appreciation Rights Award Agreement by and between the Company and the Executive, dated July 30, 2007. In addition, the Company hereby waives any and all “call” rights applicable to any shares of Company common stock held by the Executive. For clarity: (i) except as set forth in the preceding sentences of this Section 4, the treatment of all equity incentive awards (“Equity Awards”) issued to the Executive during employment with the Company under any equity incentive plan shall be governed by the terms of the applicable equity incentive plan and award agreement (but as noted above, all then-unvested Equity Awards shall terminate and be forfeited on the Separation Date), and (ii) vested benefits under any tax-qualified Company benefit plans will be governed by the terms of the applicable plan(s). The Executive further acknowledges and agrees that the Executive has no interest in or claim of right to reinstatement, reemployment or employment with the Company, and the Executive forever waives any interest in or claim of right to any continued or future employment by the Company.

5. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

6. Section 409A Compliance. It is intended that any amounts payable under this Agreement shall comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations and guidance thereunder (“Section 409A”) or an exemption therefrom so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under or by operation of Section 409A. Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service: (a) the Executive is a “specified employee” as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by Internal Revenue Code Section 409A(a)(2)(B)(ii), the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six (6) months following the separation from service, and any amounts so delayed shall be paid during the seventh month following such separation from service. Any right to a series of installment payments pursuant to this Agreement, including without limitation the Severance, shall be treated as a right to a series of separate payments.

7. Return of Property. On or prior to the Separation Date, the Executive shall return all of the Company’s property. Such property includes, but is not limited to, the original and any copies of any confidential information or trade secrets, PDAs, keys, pass cards, building identity cards, tablet devices, corporate credit cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to the Company and its business, provided that it shall not be a violation of this Section 7 for the Executive to retain copies of publicly-filed documents or documents describing or memorializing the Executive’s compensation and benefits or the Executive’s laptop computer or cellular phone so long as the Company has the opportunity to review the laptop and phone for any proprietary or confidential information and remove such proprietary or confidential information prior to the Separation Date. Further, other than in the performance of the Executive’s duties, the Executive will not take, procure, or copy any property of the Company before, on, after or in anticipation of the Separation Date. For purposes of this Section 7, “Company” shall include the Company and its subsidiaries and affiliates.

8. Cooperation. In consideration for the promises and payments by the Company pursuant to this Agreement, without limiting the Executive’s stated duties hereunder, at the request of the Company, the Executive agrees to cooperate to the fullest extent reasonably possible with respect to matters involving the Company about which the Executive has or may have personal knowledge (other than the Executive’s separation or any other claim the Executive may bring against the Company that is not released under the Releases), including any such matters which may arise after the Separation Date. For purposes of this Section 8, “Company” shall include the Company, its subsidiaries and affiliates. Without limiting the foregoing, the Executive agrees that, after the Separation Date, upon the request of the Company, the Executive shall reasonably cooperate with and assist the Company in undertaking and preparing for legal, regulatory and/or other proceedings, in any case, relating to any affairs of the Company and/or its affiliates and subsidiaries with respect to which the Executive was involved during or gained knowledge of during his employment with the Company.

9. Resignations. Effective as of the Separation Date, unless otherwise requested by the Company in writing, the Executive shall, automatically and without further action on the part of the Executive or any other person or entity, resign from all offices, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and committees of the Company, its subsidiaries and affiliates, other than the office of Executive Vice President of the Company, from which office the Executive will automatically and without further action on the part of the Executive or any other person or entity, resign on the Separation Date. In addition, and without limiting the effectiveness of the resignations in the immediately preceding sentence, on the Separation Date, the Executive will execute and deliver to the Company an omnibus resignation in the form attached hereto as Exhibit C. The Executive agrees that he shall execute any such further documents and instruments as may be reasonably necessary or appropriate to carry out the intent of this Section 9.

10. Non-Reliance. The Executive represents to the Company and the Company represents to the Executive that, in executing this Agreement, they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise. The Executive: (a) has reviewed with his own advisors the tax and legal consequences of entering into and the payments under this Agreement, (b) is relying solely on such advisors and not on any statements or representations of the Company, its agents or advisors, and (c) understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of entering into and the payments under this Agreement, other than the Company’s liability with respect to any required tax withholdings thereon.

11. Assignability. The rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary and shall require any entity which at any time becomes a successor whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company, to expressly assume this Agreement.

12. Acknowledgement and Affirmation of Covenant Agreements. In consideration of the compensation, Severance and other benefits described herein and the Company’s commitments hereunder, the Company and the Executive agree as follows:

(a) Acknowledgment and Affirmation of Covenant Agreements. The Company and the Executive acknowledge and agree that the parties previously entered into (i) Special Restricted Stock Unit Award Agreements pursuant to which the Company granted restricted stock units to the Executive on each of May 2, 2008 and June 9, 2009 (together, the “RSU/Covenant Agreements”), and (ii) the Confidentiality, Intellectual Property, Nonsolicitation & Nondisparagement Agreement between the Executive and the Company, dated September 25, 2007 (together with the RSU/Covenant Agreements, the “Covenant Agreements”). The Executive acknowledges and agrees that, notwithstanding anything herein to the contrary: (A) all noncompetition, nonsolicitation, intellectual property, confidentiality, and other covenants, restrictions and obligations of the Executive under the Covenant Agreements, including without limitation the two (2)-year nonsolicitation restrictions and the one (1)-year noncompetition restrictions contained therein, currently remain and shall remain in full force and effect in accordance with their terms, with all post-termination covenants that continue for set durations (including such nonsolicitation and noncompetition restrictions) commencing upon the

Separation Date, (B) the Executive remains bound by his obligations thereunder, (C) the Covenant Agreements shall survive the Executive’s termination of employment and the termination of the Offer Letter, and (D) all of the covenants contained in the Covenant Agreements are reasonable and necessary for the protection of the Company’s trade secrets, confidential business information and other legitimate business interests and the Executive has received adequate consideration for these covenants, including as set forth in this Agreement. Notwithstanding the foregoing or anything contained herein or in the Covenant Agreements to the contrary, services provided by you in your capacity as an officer or other employee of any real estate investment trust (REIT) engaged primarily in the business of hotel ownership shall not constitute a violation or breach of the noncompetition restrictions described above.

(b) Affiliates. The Executive acknowledges and agrees that references in this Section 12 and in the Covenant Agreements to the Company and/or to “affiliates” of the Company shall include the Company, its subsidiaries and affiliates, as well as individuals and entities known by the Executive to be member(s) of the Pritzker family and the Pritzker family business interests, including, without limitation, The Pritzker Organization, or directors, officers, trustees and employees of each such trust or Pritzker family business interest. For the purposes of this Agreement, the term “Pritzker family business interests” means (i) various lineal descendants of Nicholas J. Pritzker, deceased, and spouses and adopted children of such descendants, (ii) various trusts for the benefit of the individuals described in clause (i) and trustees thereof and (iii) various entities owned and/or controlled, directly and/or indirectly, by the individuals and trusts described in clauses (i) and (ii) above.

(c) Injunctive Relief. Without limiting any provision of the Covenant Agreements, the Executive acknowledges and agrees that a breach of the covenants contained in this Section 12 and/or contained in the Covenant Agreements may cause irreparable damage to the Company, its subsidiaries and affiliates and their respective goodwill, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that, in the event of a breach of any of the covenants contained in this Section 12 and/or the Covenant Agreements, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. The Executive agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and the Executive agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

(d) Limitations. Notwithstanding anything in this Agreement or the Covenant Agreements to the contrary, nothing herein will be construed to prohibit the Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, that the Executive may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company of having made such reports or disclosures.

13. Entire Agreement. The Executive acknowledges and agrees that this Agreement, together with the Exhibits hereto and the other documents and Company policies referred to herein constitute the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of the Executive’s employment, and all amounts to which the Executive shall be entitled from the Company or its affiliates at any time after the Effective Date.

14. Severability/Reasonable Alteration. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against the Executive or the Company.

16. Insurance. The Company presently maintains directors’ and officers’ liability insurance covering its directors and officers. The Company shall continue to cover the Executive under such insurance to the same extent the Company maintains such insurance from time to time for its other former directors and officers.

17. Applicable Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of laws principles, rules or statutes of any jurisdiction. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 19 of this Agreement may be instituted and litigated in federal, state or local courts sitting in Chicago, Illinois and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objection based on forum non conveniens and any right to a jury trial as set forth in Section 18 of this Agreement.

18. Certain Waivers. EACH OF THE EXECUTIVE AND THE COMPANY HEREBY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHTS HE/IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT. FURTHER, THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHTS TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement, the Releases, the Executive’s employment by and/or relationship with the Company and the Executive’s separation from the Company shall be settled exclusively by confidential arbitration, conducted before a single neutral arbitrator in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, in accordance with this Section 19, except as otherwise prohibited by any nonwaivable provision of applicable law or regulation. The parties hereby agree that the arbitrator shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth in Section 17 above. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Unless the parties otherwise agree, a single arbitrator shall be selected in accordance with the procedures set forth in such National Rules and only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator. In the event action is brought pursuant to this Section 19, the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law. If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorneys’ fees and expenses.

20. Counterparts and Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as originals.

21. Expenses. Except as expressly set forth in Section 2(b)(D) above, each of the Company and the Executive shall bear its/his own costs and expenses in connection with the negotiation and documentation of this Agreement.

22. Amendment/Waiver. This Agreement may not be modified without the express written consent of the parties hereto. Any failure by any party to enforce any of its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

23. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To the Executive at:

To the most recent address provided by

the Executive to the Company

And with a copy to:

Rachel Yarch, Esq.

Burke, Warren, MacKay & Serritella, P.C.

330 N. Wabash Ave., Suite 2100

Chicago, IL 60611-3607

To the Company at:

Hyatt Hotels Corporation

150 North Riverside Plaza

8th Floor

Chicago, Illinois 60606

Attn: President and Chief Executive Officer

And with a copy to:

Hyatt Hotels Corporation

150 North Riverside Plaza

8th Floor

Chicago, Illinois 60606

Attn: General Counsel

24. Company Subsidiaries, Affiliates and Divisions. Without limiting any other provision of this Agreement, for purposes of this Agreement, references to “subsidiaries,” “affiliates” or “divisions” of the Company shall mean and include those entities or persons publicly identified by the Company to a subsidiary, affiliate or division of the Company and such other entities or persons actually known by the Executive to be a subsidiary, affiliate or division of the Company.

25. Consultation with Counsel. The Executive acknowledges and agrees that: (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, the Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him of this Agreement and the payments hereunder, and that he is relying solely on the advice of his independent advisors for such purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date and year first set forth above.

HYATT HOTELS CORPORATION

By:	/s/ Malaika Myers
Its:	Executive Vice President, Chief Human Resources Officer

EXECUTIVE

/s/ Stephen Haggerty
Stephen Haggerty

Exhibit B

GENERAL RELEASE OF ALL CLAIMS

1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his spouse/partner, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasors”), does hereby release, waive, and forever discharge Hyatt Hotels Corporation (“Company”), and the Company’s subsidiaries, parents, affiliates, related organizations, and equity holders, and its respective affiliates (including trustees and beneficiaries of trusts that are direct and indirect equity holders), employees, officers, directors, attorneys, successors, and assigns of each of the foregoing (collectively, the “Releasees”) from, and does fully waive any obligations or liabilities of Releasees to Releasors of any kind and nature that Releasors had, have, or might claim to have against Releasees at the time Executive executes this General Release of All Claims (the “General Release”) for or in respect of any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses, and any claims under any restricted stock, restricted stock unit, stock appreciation right, or performance share agreements between Executive and the Company, and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Equal Pay Act, Employee Retirement Income Security Act, Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Illinois Human Rights Act, Illinois Employment Contract Act, Cook County Human Rights Ordinance, the City of Chicago Human Rights Ordinance or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasors may claim existed with Releasees. This General Release also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This General Release does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims or rights for compensation, benefits, indemnification and any other surviving rights now existing under the Transition and Separation Agreement dated as of January 17, 2018 between the Company and Executive (the “Transition Agreement”), vested accrued benefits under the terms of any tax-qualified employee benefit plans, the organizational documents of the Company or any other agreement or applicable law providing for indemnification of Executive or advancement of fees regardless of when any claim is filed, (b) any claims or rights under directors and officers liability insurance, or (c) any claim relating to compensation under the Illinois Workers’ Compensation Act, Illinois Workers’ Occupational Disease Act, Illinois Wage Payment and Collection Act or Illinois Unemployment Insurance Act.

2. Excluded from this General Release are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by the Equal Employment Opportunity Commission, the Illinois Department of Human Rights, the Illinois Human Rights Commission or the Illinois Department of Labor. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to sue or otherwise bring any adversarial action against Releasees, directly or indirectly, in any forum for any claim covered by the above waiver and release language. If Executive violates this General Release by suing or otherwise bring any adversarial action against Releasees, other than for the matters expressly excluded from the above release and waiver as set forth in Section 1 hereof, Releasees shall be entitled to assert this General Release as a bar and shall be entitled to recover their reasonable attorneys’ fees and costs of litigation incurred in defending against such a suit or other adversarial action. PROVIDED, HOWEVER, Executive is not waiving, releasing or giving up any rights Executive may have to test the knowing and voluntary nature of this General Release under the Older Workers Benefit Protection Act or to workers’ compensation benefits, to vested benefits under any pension or savings plan, to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, to unemployment insurance, to file a charge with the Equal Employment Opportunity Commission or to participate in any EEOC proceeding. In the event any claim or suit is filed on Executive’s behalf, Executive waives any and all rights to receive monetary damages or injunctive relief in favor of Executive. Executive represents and warrants that he has not assigned or transferred, in any manner, including by subrogation or operation of law, any portion of any claim, action, complaint, charge or suit encompassed by the releases set forth in this General Release.

4. Executive acknowledges and recites that:

(a) Executive has executed the Transition Agreement and this General Release knowingly and voluntarily;

(b) Executive has read and understands the Transition Agreement and this General Release in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subsection (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of the Transition Agreement and this General Release before executing it; and

(d) Executive’s execution of the Transition Agreement and this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of the Transition Agreement and this General Release.

(e) Executive has been given at least twenty-one (21) days to consider the Transition Agreement and this General Release, and if executed prior to the expiration of the twenty-one (21) day period, such execution is knowing and voluntary.

(f) Executive understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this General Release is executed are not waived.

(g) The additional benefits and other promises that Executive is to receive under the Transition Agreement are sufficient consideration for this General Release.

5. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of pre-emptive Federal law.

6. Any dispute or controversy arising under or in connection with this General Release shall be settled exclusively by arbitration in accordance with the provisions of Section 19 of the Transition Agreement.

7. Executive may revoke this General Release within seven (7) calendar days after signing it and has been and hereby is advised that this Agreement shall not become effective or enforceable until the revocation period has expired. To be effective, such revocation must be received in writing by Malaika Myers, Chief Human Resource Officer personally at Hyatt Hotels Corporation, 150 North Riverside Plaza, 8th Floor, Chicago, Illinois 60606. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) days period. None of the obligations of the Company under the Transition Agreement shall be effective in the event that Executive revokes this General Release pursuant to this Section 7.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE:

Date:
Stephen Haggerty

Exhibit C

FORM OF OMNIBUS RESIGNATION

July 31, 2018

To: Hyatt Hotels Corporation

and each of its subsidiaries and affiliates

Effective as of the date hereof, I hereby resign from all offices, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and other committees of the Company, its subsidiaries and affiliates on which I am currently serving.

Sincerely,

Stephen Haggerty